SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

LivePerson, Inc.

(Name of Registrant as Specified In Its Charter)

Robert P. LoCascio

Ikon LP

Walter Bachtiger

Michal Czwarno

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LivePerson Founder Robert P. LoCascio Files Preliminary Proxy Statement, Nominates Two Highly Qualified Candidates Focused on AI and Enterprise B2B to the LivePerson Board of Directors

Nominees Walter Bachtiger and Michal Czwarno Bring Much-Needed Expertise in Artificial Intelligence, Knowledge of LivePerson’s Operations and Deep Understanding of Evolving AI Market Dynamics

New York, August 20, 2024 – Robert P. LoCascio, Founder and former CEO of LivePerson, Inc. (“LivePerson” or the “Company”) (NASDAQ: LPSN) and beneficial owner of approximately 2.4% of the outstanding shares of Company common stock, today announced that he has nominated two independent, highly qualified nominees (the "Nominees") for election to the LivePerson Board of Directors (the “Board”) at the Company’s 2024 Annual Meeting of Stockholders. Mr. LoCascio has filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”).

The nominees, Walter Bachtiger, Founder and CEO of TimeTrust, a Silicon Valley FinTech company and former LivePerson Vice President, and Michal Czwarno, a strategic technology business leader with substantial experience in global strategy formation and execution, would bring much-needed AI industry and Business to Business (“B2B”) experience to the Board.

LivePerson was at one time a leading AI company, but since August 2023, the value of its stock has fallen by approximately 80%, including a 47% single-day drop following the Company’s February 2024 earnings call in which management announced an unprecedented $100 million revenue loss due to customer churn. Further, Mr. LoCascio believes the Company undertook a debt restructuring plan in May 2024 that was dilutive to equity stockholders and increased the Company’s covenants restrictions and exposure to interest rates. There are also notable recent departures of key employees, especially from the Company’s data science team. The goal should be to reestablish LivePerson as a leading global provider in the conversational AI contact center space and the AI space overall.

Mr. LoCascio believes that a refreshed Board, with a deep understanding of LivePerson's operations and the evolving market dynamics surrounding AI and the contact center sector, would allow the Company to regain a market-leading position and the confidence of its stockholders. Mr. LoCascio also believes that with the right strategic plan and Board composition, the Company can rapidly unlock the potential of its unique data and platform assets. Mr. LoCascio’s Nominees bring the relevant expertise, experience and knowledge to return the Company to its historical strategy of innovation, and bring an important and currently lacking stockholder mentality to the Board.

“I spent nearly three decades building LivePerson into an industry-leading conversational AI platform that was uniquely positioned to capitalize on the AI revolution, and the Company’s performance has not reflected that opportunity," said Mr. LoCascio. “The current Board and management team would benefit greatly from a clear and cohesive plan around its operational and customer acquisition and retention strategy designed to reduce and prevent significant customer churn and restore value to the Company’s stock price.

“I remain confident in LivePerson’s business and am fully committed to helping restore the Company’s reputation. With the right strategic plan, spearheaded by the right Board and management team, LivePerson can regain its AI industry leadership and provide tremendous value to its stockholders.

Walter and Michal both bring unique and direct understanding of the Company’s offerings, operations and rapidly evolving industry dynamics, along with relevant experience in key areas of the AI market. I know they would help quickly realign LivePerson’s focus to further drive innovation and reestablish it as the partner of choice for some of the world’s largest brands.”

Biographies of the Nominees follow:

Walter Bachtiger

A current LivePerson stockholder, Walter Bachtiger is a seasoned SaaS and B2B executive currently serving as Founder and CEO of TimeTrust, a Silicon Valley Fintech company. From 2022 to 2024, Mr.Bachtiger served as Vice President of Voice AI at LivePerson, where he researched and delivered chat support systems to Fortune 500 companies powered by various commercial and open source LLMs (Transformers/ChatGPT) AI systems. Previously, from 2009 to 2021, he served as Founder and CEO of VoiceBase, Inc. before it was acquired by LivePerson. Since 2022, Mr. Bachtiger has also served on the advisory board of New Native AB, a fast growing Swedish AI investment and research company.

Michal Czwarno

Michal Czwarno is a strategic technology business leader, manager and entrepreneur with a proven track record in scaling software companies. Mr. Czwarno is the former Interim Head of GTM Operations, Enablement and Enterprise Strategy at Asana (NYSE: ASAN), a work management software company, where he served in 2023. Between 2014 and 2023, he served as President and Chief Revenue Officer at PageUp, where he led marketing, sales and sales development, professional services, customer success and renewals; and Vice-President of Expansion at DocuSign (NASDAQ: DOCU), a major document management software company, orchestrating key initiatives related to DocuSign’s vision, strategy, product marketing, operations and enablement efforts globally.

Media Contacts:

ASC Advisors
Taylor Ingraham / Morgan Davis
tingraham@ascadvisors.com / mdavis@ascadvisors.com
203-992-1230

Cautionary Statement Regarding Forward-Looking Statements

This press release does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person. The information herein contains “forward- looking statements”. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward- looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct or that any of the objectives, plans or goals stated herein will ultimately be undertaken or achieved. If one or more of such risks or uncertainties materialize, or if the underlying assumptions of Robert P. LoCascio (“Mr. LoCascio”) and Ikon LP (collectively, the “LoCascio Parties”) prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Mr. LoCascio that the future plans, estimates or expectations contemplated will ever be achieved. Mr. LoCascio has neither sought nor obtained consent from any third party to use previously published information in this press release, including any quotes used in this press release.

Important Information

The LoCascio Parties, Walter Bachtiger and Michal Czwarno (collectively, the “Participants”) intend to file a definitive proxy statement and accompanying form of WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used in connection with the 2024 Annual Meeting of Stockholders of LivePerson, Inc. (the “Company”). Stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies with respect to the Company by the Participants as they become available because they will contain important information. They will be made available at no charge on the SEC’s website, https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the preliminary proxy statement filed with the SEC on Schedule 14A by Mr. LoCascio on August 20, 2024.